Exhibit 11


                       LUNAR CORPORATION AND SUBSIDIARIES
             Statement Regarding Computation of Earnings Per Share
                                  (Unaudited)


                            Three months ended         Six months ended
                           December 31, December 31, December 31, December 31,
                              1995         1994         1995         1994
                           ------------ ------------ ------------ ------------
Net income                   $2,243,788   $1,751,496   $3,571,530   $3,315,925
                             ==========   ==========   ==========   ==========
Weighted average shares
 outstanding                  8,093,978    7,882,347    8,046,246    7,865,193

Stock options calculated
 according to the treasury
 stock method                 1,132,317      940,029    1,116,374      876,042

Weighted average number of
 common and common-equivalent
 shares outstanding           9,226,295    8,822,376    9,162,620    8,741,235
                             ==========   ==========   ==========   ==========

Net income per common and
 common-equivalent shares         $0.24        $0.20        $0.39        $0.38
                                  =====        =====        =====        =====